Exhibit 99.7

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

April 16, 2013

To whom it may concern:

Company name:	IR Japan, Inc.
Representative:	Shirou Terashita Representative Director, President and Chief Executive Officer
(Securities code: 6051)
Contact:	Yoshiki Hamasaki Section Chief, Corporate Planning Section
(Tel: 03-3796-1120)

Notice Concerning the Listing Date of Stock Acquisition Rights No. 1 of IR Japan, Inc.

Issued Through a Commitment-type Rights Offering

IR Japan, Inc. (the “Company”) hereby announces that the listing date of its Stock Acquisition Rights No.1 (the “Stock Acquisition Rights”) on the Osaka Securities Exchange (JASDAQ) has been decided and was announced by the Osaka Securities Exchange Co., Ltd. today, April 16, 2013. This notice relates to the commitment-type rights offering, which was announced by the Company in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” dated April 12, 2013.

Listing date	Wednesday, April 24, 2013
Last day for trading	Thursday, May 23, 2013
Delisting date	Friday, May 24, 2013
Securities code of the Stock Acquisition Rights	6051-9

Trading of the Stock Acquisition Rights can be made on the Osaka Securities Exchange (JASDAQ) during the period from the listing date of the Stock Acquisition Rights to Thursday, May 23, 2013 (last day for trading), which is the business day preceding the delisting date of the Stock Acquisition Rights.

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Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Notice:

This document is a statement to be announced publicly with regard to the listing of the Stock Acquisition Rights No.1 of the Company and has not been prepared for the purpose of soliciting investments from specifically targeted people. Please note that shareholders or investors needs to read carefully the securities registration statement (http://info.edinet-fsa.go.jp/) filed on April 12, 2013, and to take responsibility for the exercise, trading or making of other investment decisions of the Stock Acquisition Rights.

Meanwhile, this document is not aimed at soliciting any primary offering or purchase of securities overseas. As for the issuance of the Stock Acquisition Rights, no registration under the Securities Act and other laws and regulations overseas (including the U.S. Securities Act of 1933 (including the amendments thereto)) has been made and no such registration is planned. In the United States, any offering for subscription for or sales of securities is prohibited unless a necessary registration is made or such actions are exempt from registration in accordance with the U.S. Securities Act of 1933 (including the amendments thereto).